EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

We consent to the incorporation by reference in the Registration Statement of Zoom Telephonics, Inc. on Form S-8 [File Nos. 333-209807 and 333-173143] of our report dated March 22, 2017 with respect to our audits of the consolidated financial statements of Zoom Telephonics, Inc. and its wholly owned subsidiary as of December 31, 2016 and 2015 and for the years then ended, which report is included in this Annual Report on Form 10-K of Zoom Telephonics, Inc. for the year ended December 31, 2016.

/s/ Marcum LLP

MARCUM LLP
Boston, Massachusetts
March 22, 2017